Exhibit 99.1
FOR IMMEDIATE RELEASE
September 17, 2008
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Tom Forsythe (763) 764-6364
GENERAL MILLS REPORTS STRONG RESULTS FOR FISCAL 2009 FIRST QUARTER
Company Raises Full-Year Earnings Guidance
     MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the first quarter of fiscal 2009. Net sales for the 13-weeks ended August 24, 2008, grew 14 percent to $3.5 billion. Volume increases (measured in pounds) contributed 4 points of sales growth. Segment operating profits grew 9 percent to $632 million despite higher input costs and a 17 percent increase in consumer marketing investment. First-quarter net earnings totaled $279 million after a net reduction related to mark-to-market valuation of certain commodity positions (this non-cash item is discussed below in the section titled Corporate Items). Diluted earnings per share (EPS) totaled 79 cents, including a 17-cent net reduction related to mark-to-market valuation. Excluding the mark-to-market impact, earnings per share would have totaled 96 cents, up 19 percent from 81 cents per share earned in last year’s first quarter.
     Chairman and Chief Executive Officer Ken Powell said, “We’re off to a great start in 2009, powered by strong consumer demand for our products in markets around the world. Our
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U.S. Retail sales grew 13 percent, International sales rose 15 percent, and Bakeries and Foodservice sales were up 17 percent for the quarter. Operating profits showed strong growth despite the input cost pressure and our increased consumer marketing investment. This broad momentum has us well on track to deliver solid sales and earnings growth for the full year.”
U.S. Retail Segment Results
First quarter net sales for General Mills’ U.S. Retail segment grew 13 percent to $2.3 billion, with gains recorded by every division. Pound volume contributed 6 points of the growth. Operating profits grew 11 percent to reach $526 million including a 16 percent increase in consumer marketing expense.
     Net sales for the Baking Products division grew 25 percent, reflecting strong gains by Betty Crocker dessert mixes and Gold Medal flour. Yoplait division net sales grew 19 percent, led by contributions from Yoplait Light, Yo-Plus and Fiber One yogurts. Snacks division net sales grew 14 percent with continued strong growth by Nature Valley and Fiber One grain snack bars. Net sales for Big G cereals grew 10 percent including gains by Multi-Grain Cheerios, Honey Nut Cheerios, original Cheerios and the Fiber One cereal line. Meals division net sales also grew 10 percent, led by Progresso ready-to-serve soups and Green Giant vegetables. Pillsbury USA division net sales grew 6 percent including gains from Grands biscuits and Totino’s frozen pizza and snacks. Net sales for the company’s Small Planet Foods organic business showed a strong double-digit increase reflecting the June 2008 acquisition of the Larabar line of fruit and nut energy bars, along with contributions from new varieties of Cascadian Farm cereals and snack bars, and Muir Glen soups and pasta sauces.
International Segment Results
First-quarter net sales for General Mills’ international business segment grew 15 percent to $690 million, including 6 points of growth from foreign exchange. Pound volume matched prior-year levels. Operating profits grew 11 percent to $79 million.
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     Sales growth was broad-based across the regions where the company competes. Net sales in Europe grew 14 percent. Sales in Canada rose 9 percent. And sales in the Asia / Pacific region and Latin America grew 26 percent and 14 percent, respectively.
Bakeries & Foodservice Segment
First-quarter net sales for Bakeries & Foodservice grew 17 percent to $517 million, reflecting price increases taken to combat higher input costs. Pound volume declined 5 percent for the period. Net sales to bakery channel customers grew 29 percent, sales to convenience stores and vending accounts grew 10 percent, and sales to restaurants and foodservice distributors grew 8 percent. Segment operating profits totaled $27 million. This was below results for last year’s first quarter, when profits grew 17 percent to reach $34 million.
Joint Venture Summary
After-tax earnings from joint ventures grew 37 percent in the first quarter of 2009 to reach $31 million. Prior-year results included a $2 million after-tax charge associated with a Cereal Partners Worldwide (CPW) restructuring initiative in the United Kingdom. Net sales for CPW rose 21 percent in the quarter, and net sales for the Haagen-Dazs joint venture in Japan grew 7 percent.
Corporate Items
Corporate unallocated expense totaled $159 million in the first quarter of 2009, up from $54 million in the same period a year ago. This primarily reflects the mark-to-market impact of $91 million in the first quarter of 2009, compared to $1 million in last year’s first quarter.
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     Restructuring, impairment and other exit costs totaled $3 million expense in this year’s first quarter, compared to $14 million expense a year ago. Net interest expense of $89 million was below prior-year expense of $113 million due to lower debt levels and rates. The effective tax rate for the quarter was 34.9 percent compared to 32.8 percent in last year’s first quarter. General Mills’ estimated tax rate for the full 2009 fiscal year remains 35 percent.
Cash Flow Items
Operating activities generated $226 million of cash in the first quarter of 2009, compared to $21 million of cash generated in the same period last year. The increase was primarily due to reduced use of cash for working capital. Capital expenditures during the quarter were $129 million this year compared to $68 million a year ago. Dividends grew to $148 million.
     During the first quarter of 2009, General Mills repurchased 8 million of the company’s common shares at an average price of approximately $63 per share. Average diluted shares outstanding for the quarter were 350 million. This was higher than last year’s first-quarter average of 345 million outstanding shares. However, for 2009 in total, General Mills expects average diluted shares outstanding to decline 1 percent from the 2008 level.
Fiscal 2009 Outlook
“Sales and profit results for the first quarter exceeded our expectations,” said Powell. “This strong start increases our confidence that 2009 will be another year of good growth for our company, even though we continue to estimate our input cost inflation at 9 percent.”
     The company said that fiscal 2009 net sales are expected to grow at a mid-single-digit rate, driven primarily by price and mix. Segment operating profits are also expected to grow at a mid single-digit rate. Diluted earnings per share as reported will continue to include mark-to-market valuation of commodity positions, but the company cannot predict its effect on earnings. In addition, the company will record a gain on the sale of its Pop Secret microwave popcorn business in the
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second quarter of 2009. Excluding that gain, and assuming no mark-to-market impact in fiscal 2009, the company updated its earnings guidance to a range of $3.81 to $3.85 per share. Previously, the company’s 2009 earnings guidance was a range of $3.78 to $3.83 per share.
     General Mills will hold a briefing for investors today, September 17, 2008, beginning at 8:30 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.
Total company segment operating profit is a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (operating profit) appears in the attached operating segment results schedule. Earnings per share excluding mark-to-market valuation of certain commodity positions is also a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (earnings per share) appears in Note 7 to the attached consolidated financial statements.
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2009 Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.
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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 24,	Aug. 26,
	2008	2007	% Change
Net sales	$3,497.3	$3,072.0	13.8%
Cost of sales	2,305.6	1,915.8	20.3%
Selling, general, and administrative expenses	719.4	631.6	13.9%
Restructuring, impairment, and other exit costs	2.7	14.5	(81.4%)

Operating profit	469.6	510.1	(7.9%)
Interest, net	88.7	113.3	(21.7%)

Earnings before income taxes and after-tax earnings from joint ventures	380.9	396.8	(4.0%)
Income taxes	133.2	130.3	2.2%
After-tax earnings from joint ventures	30.8	22.4	37.5%

Net earnings	$278.5	$288.9	(3.6%)

Earnings per share — basic	$0.83	$0.85	(2.4%)

Earnings per share — diluted	$0.79	$0.81	(2.5%)

Dividends per share	$0.43	$0.39	10.3%

	Quarter Ended
	Aug. 24,	Aug. 26,	Basis Pt
	2008	2007	Change
Comparisons as a % of net sales:
Gross margin	34.1%	37.6%	(350)
Selling, general, and administrative expenses	20.6%	20.6%	—
Operating profit	13.4%	16.6%	(320)
Net earnings	8.0%	9.4%	(140)

	Quarter Ended
	Aug. 24,	Aug. 26,	Basis Pt
	2008	2007	Change
Comparisons as a % of net sales excluding impact of mark-to-market valuation related to certain commodity positions:
Gross margin	36.7%	37.7%	(100)
Operating profit	16.0%	16.6%	(60)
Net earnings	9.6%	9.4%	20
See Note 7 for a reconciliation of this measure not defined by generally accepted accounting principles (“GAAP”).
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Quarter Ended
	Aug. 24,	Aug. 26,
	2008	2007	% change

Net sales:
U.S. Retail	$2,290.3	$2,031.7	12.7%
International	690.1	599.4	15.1%
Bakeries and Foodservice	516.9	440.9	17.2%

Total	$3,497.3	$3,072.0	13.8%

Operating profit:
U.S. Retail	$526.3	$473.3	11.2%
International	78.5	71.0	10.6%
Bakeries and Foodservice	26.7	34.0	(21.5%)

Total segment operating profit	631.5	578.3	9.2%

Unallocated corporate items	159.2	53.7	196.5%
Restructuring, impairment, and other exit costs	2.7	14.5	(81.4%)

Operating profit	$469.6	$510.1	(7.9%)

	Quarter Ended
	Aug. 24,	Aug. 26,	Basis Pt
	2008	2007	Change
Segment operating profit as a % of net sales:
U.S. Retail	23.0%	23.3%	(30)
International	11.4%	11.8%	(40)
Bakeries and Foodservice	5.2%	7.7%	(250)

Total segment operating profit	18.1%	18.8%	(70)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions, Except Par Value)

	Aug. 24,	Aug. 26,	May 25,
	2008	2007	2008
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$654.9	$410.2	$661.0
Receivables	1,166.7	1,064.0	1,081.6
Inventories	1,600.7	1,554.8	1,366.8
Deferred income taxes	—	73.3	—
Prepaid expenses and other current assets	403.9	375.8	510.6

Total current assets	3,826.2	3,478.1	3,620.0

Land, buildings, and equipment	3,052.0	2,963.1	3,108.1
Goodwill	6,792.9	6,685.5	6,786.1
Other intangible assets	3,745.3	3,729.4	3,777.2
Other assets	1,745.6	1,621.8	1,750.2

Total assets	$19,162.0	$18,477.9	$19,041.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$886.5	$893.6	$937.3
Current portion of long-term debt	215.3	1,946.5	442.0
Notes payable	2,104.2	3,560.6	2,208.8
Deferred income taxes	36.6	—	28.4
Other current liabilities	1,222.4	1,104.7	1,239.8

Total current liabilities	4,465.0	7,505.4	4,856.3

Long-term debt	5,043.2	3,003.8	4,348.7
Deferred income taxes	1,462.7	1,421.2	1,454.6
Other liabilities	1,882.3	1,846.5	1,923.9

Total liabilities	12,853.2	13,776.9	12,583.5

Minority interests	242.3	242.3	242.3

Stockholders’ equity:

Common stock, 377.3, 502.3, and 377.3 shares issued, $0.10 par value	37.7	50.2	37.7
Additional paid-in capital	1,231.8	5,969.0	1,149.1
Retained earnings	6,641.7	5,901.2	6,510.7
Common stock in treasury, at cost, shares of 41.9, 181.2, and 39.8	(1,910.1)	(7,364.2)	(1,658.4)
Accumulated other comprehensive income (loss)	65.4	(97.5)	176.7

Total stockholders’ equity	6,066.5	4,458.7	6,215.8

Total liabilities and equity	$19,162.0	$18,477.9	$19,041.6

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Quarter Ended
	Aug. 24,	Aug. 26,
	2008	2007
Cash Flows — Operating Activities
Net earnings	$278.5	$288.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	111.6	108.2
After-tax earnings from joint ventures	(30.8)	(22.4)
Stock-based compensation	55.2	55.1
Deferred income taxes	16.7	(17.0)
Tax benefit on exercised options	(51.5)	(8.3)
Distributions of earnings from joint ventures	16.6	16.4
Pension, other postretirement, and postemployment benefit costs	(22.9)	(16.3)
Restructuring, impairment, and other exit costs (income)	(0.4)	13.9
Changes in current assets and liabilities	(158.2)	(409.2)
Other, net	11.1	11.9

Net cash provided by operating activities	225.9	21.2

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(128.6)	(67.9)
Acquisitions	—	1.3
Investments in affiliates, net	4.1	(2.3)
Proceeds from disposal of land, buildings, and equipment	0.2	11.2
Other, net	(0.7)	6.6

Net cash used by investing activities	(125.0)	(51.1)

Cash Flows — Financing Activities
Change in notes payable	(103.2)	2,297.2
Issuance of long-term debt	700.0	—
Payment of long-term debt	(231.6)	—
Repurchase of Series B-1 limited membership interests in General Mills Cereals, LLC (GMC)	—	(843.0)
Repurchase of General Mills Capital, Inc. preferred stock	—	(150.0)
Proceeds from sale of Class A limited membership interests in GMC	—	92.3
Proceeds from common stock issued on exercised options	161.8	30.6
Tax benefit on exercised options	51.5	8.3
Purchases of common stock for treasury	(498.9)	(1,278.7)
Dividends paid	(147.5)	(132.1)
Other, net	(4.4)	(0.8)

Net cash provided (used) by financing activities	(72.3)	23.8

Effect of exchange rate changes on cash and cash equivalents	(34.7)	(0.8)

Decrease in cash and cash equivalents	(6.1)	(6.9)
Cash and cash equivalents — beginning of year	661.0	417.1

Cash and cash equivalents — end of period	$654.9	$410.2

Cash Flow from Changes in Current Assets and Liabilities
Receivables	$(103.6)	$(109.3)
Inventories	(247.2)	(378.8)
Prepaid expenses and other current assets	102.1	65.0
Accounts payable	12.8	114.7
Other current liabilities	77.7	(100.8)

Changes in current assets and liabilities	$(158.2)	$(409.2)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	As a part of our ongoing operations, we are exposed to market risks such as changes in interest rates, foreign currency exchange rates, and commodity prices. To manage these risks, we may enter into various derivative transactions (e.g., futures, options, and swaps) pursuant to our established policies.

As a result of the rising compliance costs and the complexity associated with the application of hedge accounting, we elected to discontinue the use of hedge accounting for all commodity derivative positions entered into after the beginning of fiscal 2008. Accordingly, the changes in the values of these derivatives are recorded in cost of sales in our Consolidated Statements of Earnings currently.

Regardless of designation for accounting purposes, we believe all of our commodity hedges are economic hedges of our risk exposures, and as a result we consider these derivatives to be hedges for purposes of measuring segment operating performance. Thus, these gains and losses are reported in unallocated corporate expenses outside of segment operating results until such time that the exposure we are hedging affects earnings. At that time we reclassify the hedge gain or loss from unallocated corporate expenses to segment operating profit, allowing our operating segments to realize the economic effects of the hedge without experiencing any resulting mark-to-market volatility, which remains in unallocated corporate expenses. We no longer have any open commodity derivatives previously accounted for as cash flow hedges.

Unallocated corporate items totaled $159 million of expense in the first quarter of fiscal 2009 compared to $54 million of expense in the same period in fiscal 2008. In the first quarter of fiscal 2009, we recorded a $91 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a net increase of $1 million in the first quarter of fiscal 2008. We incurred $10 million of incremental employee compensation costs, primarily stock-based compensation, and $6 million of unfavorable foreign exchange, compared to the first quarter of fiscal 2008, partially offset by $11 million of costs incurred in the same period last year related to the remarketing of the Class A and Series B-1 interests in GMC.

(3)	During the first quarter of fiscal 2009 we reached a definitive agreement to sell our Pop•Secret microwave popcorn product line for $190 million in cash. The transaction was completed on September 15, 2008, and we expect to record a pre-tax gain of approximately $130 million during the second quarter of fiscal 2009. We expect to receive pre-tax cash proceeds of approximately $160 million, net of transaction-related costs.

Also during the first quarter of fiscal 2009, we acquired Humm Foods, Inc. (Humm), the maker of Lärabar fruit and nut energy bars. We issued 0.9 million shares of our common stock with a value of $55 million to the shareholders of Humm as consideration for the acquisition. We have recorded the entire purchase price less tangible assets acquired as goodwill pending completion of purchase accounting.

(4)	We recorded costs of restructuring, impairment, and other exit activities as follows:

	Quarter Ended
	Aug. 24,	Aug. 26,
In Millions	2008	2007

Closure of Allentown, Pennsylvania frozen waffle plant	$—	$10.1
Closure of Trenton, Ontario frozen dough plant	2.0	8.5
Restructuring of production scheduling and discontinuation of cake products line at Chanhassen, Minnesota plant	0.7	3.0
Gain on sale of previously closed Vallejo, California plant	—	(7.1)

Total	$2.7	$14.5

During the first quarter of fiscal 2009, we recorded $2 million of decommissioning costs related to the closure of our Trenton, Ontario frozen dough facility. We expect to make limited use of the plant during fiscal 2009 while we evaluate sublease or lease termination options. We also recorded a $1 million charge related to the previously announced restructuring action at our Chanhassen, Minnesota facility.

The charges we expect to incur in fiscal 2009 with respect to these fiscal 2008 restructuring actions total $22 million.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
	Aug. 24,	Aug. 26,
In Millions, Except per Share Data	2008	2007

Net earnings — as reported	$278.5	$288.9
Capital appreciation paid on Series B-1 Interests in GMC (a)	—	(8.0)

Net earnings for basic and diluted EPS calculations	$278.5	$280.9

Average number of common shares — basic EPS	336.4	329.9
Incremental share effect from:
Stock options	11.2	11.0
Restricted stock, restricted stock units, and other	2.9	2.6
Forward purchase contract (b)	—	1.4

Average number of common shares — diluted EPS	350.5	344.9

Earnings per share — basic	$0.83	$0.85
Earnings per share — diluted	$0.79	$0.81

(a)	On August 7, 2007, we repurchased all of the Series B-1 limited membership interests in General Mills Cereals, LLC for $843 million, of which $8 million related to capital appreciation paid to the third party holders of the interests and reduced net earnings available to common stockholders in our basic and diluted earnings per share calculations.

(b)	On October 15, 2007, we settled a forward purchase contract with Lehman Brothers by issuing 14.3 million shares of common stock in exchange for $750 million.
(6)	The effective tax rate for the first quarter of fiscal 2009 was 34.9 percent compared to 32.8 percent for the first quarter of fiscal 2008. The 2.1 percentage point increase in the effective tax rate is primarily due to a 1.7 percentage point reduction in benefits from foreign tax credits.

(7)	We have included three measures in this release that are not defined by generally accepted accounting principles: (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions (“mark-to-market effects”), (2) earnings comparisons as a percent of net sales excluding mark-to-market effects, and (3) total segment operating profit. We believe that these measures provide useful supplemental information to assess our operating performance. These measures should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

	Quarter Ended
	Aug. 24,	Aug. 26,
Per Share Data	2008	2007

Diluted earnings per share, as reported	$0.79	$0.81
Less: mark-to-market effects (a)	(0.17)	—

Diluted earnings per share, excluding mark-to-market effects	$0.96	$0.81

(a)	See Note 2.
Key operating performance measures, excluding impact of mark-to-market effects, as a percent of net sales are reconciled below to the measures as reported in accordance with GAAP.

	Quarter Ended
	Aug. 24, 2008		Aug. 26, 2007
Comparisons as a % of Net Sales		Percent of		Percent of	Basis Pt
Excluding Mark-to-Market Effects	Value	Net Sales	Value	Net Sales	Change

Gross margin as reported (a)	$1,191.7	34.1%	$1,156.2	37.6%	(350)
Less: mark-to-market effects	(91.4)	(2.6)	(0.6)	(0.1)	(250)

Adjusted gross margin	1,283.1	36.7	1,156.8	37.7	(100)

Operating profit as reported	469.6	13.4	510.1	16.6	(320)
Less: mark-to-market effects	(91.4)	(2.6)	(0.6)	—	(260)

Adjusted operating profit	561.0	16.0	510.7	16.6	(60)

Net earnings as reported	278.5	8.0	288.9	9.4	(140)
Less: mark-to-market effects, net of tax	(57.6)	(1.6)	(0.4)	—	(160)

Adjusted net earnings	$336.1	9.6%	$289.3	9.4%	20

(a)	Net sales less cost of sales.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.